Moss & Barnett
A Professional Association
4800 Wells Fargo Center
Minneapolis, MN 55438

October 30, 2003

Rural Cellular Corporation
3905 Dakota Street SW
P.O. Box 2000
Alexandria, MN 56308-2000

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $325,000,000 aggregate principal amount of the 9 7/8% Series B Senior Notes due 2010 (the “Exchange Notes”) of Rural Cellular Corporation (the “Company”) to be issued in exchange for the Company’s outstanding unregistered 9 7/8% Senior Notes due 2010 pursuant to (a) the Indenture dated as of August 1, 2003 (the “Indenture”) by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and (b) the Registration Rights Agreement dated as of August 1, 2003 (the “Registration Rights Agreement”) by and among the Company, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated, we have examined such corporate records, certificates, and other documents, and considered such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

     Based on that examination, it is our opinion that:

1.	The Company has been duly incorporated and has all corporate power and authority necessary to issue the Exchange Notes.

2.	The Exchange Notes have been duly and validly authorized and, upon execution at the closing of the exchange offer, will be duly executed by the Company.

3.	The issuance of the Exchange Notes will not conflict with or result in a breach or violation of any of the terms or provisions of the articles of incorporation or bylaws of the Company.

     In rendering this opinion, we have relied as to certain matters on information obtained from public officials and other sources believed by us to be responsible, and we have assumed (i) the due authorization, execution, and delivery of the Indenture by the Trustee, (ii) that the Exchange Notes will conform to the specimens thereof examined by us, (iii) that the Trustee’s certificates of authentication of the Exchange Notes will be manually signed by one of the Trustee’s authorized officers, and (iv) that the signatures on all documents examined by us are genuine and each copy of a manually signed document provided to us conforms to the manually signed original, assumptions which we have not independently verified.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ Moss & Barnett, A Professional Association

MOSS & BARNETT, A PROFESSIONAL ASSOCIATION